                                                                    EXHIBIT 99.1

                  SPORTS RESORTS INTERNATIONAL, INC. ANNOUNCES
                          RESIGNATION OF CRAIG B. PARR
                             FROM BOARD OF DIRECTORS

OWOSSO, Mich., September 6, 2002/PR Newswire-First Call- Sports Resorts International, Inc. (the "Company")(Nasdaq: SPRI) today announced, that in order to comply with a ruling of Judge Nick O. Holowka of the Lapeer County Circuit Court, Craig B. Parr has resigned from the Board of Directors of Sports Resorts International, Inc. where he was Vice Chairman. The ruling by Judge Holowka extends until Jan. 17, 2003 and arises from a dispute initiated by Durakon Industries regarding the interpretation of a Change of Control Agreement between Mr. Parr and Durakon Industries. Mr. Parr will remain active in other Company matters not associated with its truck accessories business.

The Company, through its wholly owned subsidiaries, manufactures and markets high-quality drop-in bedliners and other truck accessories in the multi-million dollar original equipment manufacturers and automotive aftermarket business and owns and operates an 800 acre multi-purpose motor-sports racing facility located near Brainerd, Minnesota.

 Certain statements included in this press release are "forward-looking" statements, such as those relating to anticipated events or activities. The Company's performance and financial results could differ materially from those reflected in the forward-looking statements due to financial, economic, regulatory and political factors as described in the Company's filings with the Securities and Exchange Commission. Therefore, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. The Company does not undertake any obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events.

For further information contact Investor Relations or Gregory T. Strzynski, Chief Financial Officer (Phone: 989-725-8354) or visit our website at: www.sportsresortsinternational.com.